                                 EXHIBIT (11)

          COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE (UNAUDITED)


                                                                    QUARTER ENDED               YEAR ENDED
                                                                     DECEMBER 31,              DECEMBER 31,
                                                                ---------------------       ---------------------
(AMOUNTS IN MILLIONS EXCEPT PER SHARE DATA)                       1994        1993          1994          1993
- -----------------------------------------------------------------------------------------------------------------
EARNINGS
 Earnings from continuing operations
  before extraordinary item                                     $   35.0   $    30.7        $  95.6    $    90.7
 Loss from discontinued SDC business,
  prior to discontinuance, net of taxes                                -           -              -          (.7)
 Gain on sale of SDC, net of taxes                                     -        53.6              -         55.7
                                                                --------   ---------        -------    ---------

 Earnings before extraordinary item                                 35.0        84.3           95.6        145.7
 Extraordinary loss on early retirement
  of debt, net of taxes                                                -        (5.0)             -         (5.0)
                                                                --------   ---------        -------    ---------

 Net earnings                                                   $   35.0   $    79.3        $  95.6    $   140.7
                                                                ========   =========        =======    =========


SHARES
 Weighted-average number of common shares
  outstanding                                                       32.7        35.4           32.7         35.4
 Additional shares assuming conversion
  of stock options                                                    .1          .1             .1           .1
                                                                --------   ---------        -------    ---------
 Fully diluted shares                                               32.8        35.5           32.8         35.5
                                                                ========   =========        =======    =========


FULLY DILUTED EARNINGS PER SHARE
 Earnings from continuing operations                            $   1.07   $     .87        $  2.91    $    2.55
 Loss from discontinued SDC business,
  prior to discontinuance, net of taxes                                -           -              -         (.02)
 Gain on sale of SDC, net of taxes                                     -        1.51              -         1.57
                                                                --------   ---------        -------    ---------

 Earnings before extraordinary item                                 1.07        2.38           2.91         4.10
 Extraordinary loss on early retirement
  of debt, net of taxes                                                -        (.14)             -         (.14)
                                                                --------   ---------        -------    ---------

 Net earnings                                                   $   1.07   $    2.24        $  2.91    $    3.96
                                                                ========   =========        =======    =========